Exhibit T3B-2

This is a translation into English of the official Portuguese version of the bylaws of a Brazilian corporation. In the event of a conflict between the English and Portuguese texts, the Portuguese text shall prevail. The term “Em Recuperação Judicial” has been added to the legal name of the entity to indicate that the entity is currently undergoing a judicial reorganization process in Brazil.

[LOGO:  REPÚBLICA FEDERATIVA DO BRASIL
ANTONIO DARI ANTUNES ZHBANOVA]

TRADUÇÃO N° TRANSLATION No.	36872	LIVRO N° BOOK No.	153	FOLHA N° PAGE No. 1

THE UNDERSIGNED, CERTIFIED PUBLIC TRANSLATOR, DULY SWORN AND REGISTERED WITH THE BOARD OF TRADE OF THE STATE OF PERNAMBUCO UNDER NO. 406 HEREBY CERTIFIES THAT A DOCUMENT, WRITTEN IN PORTUGUESE WAS PRESENTED FOR TRANSLATION INTO ENGLISH, WHICH HAS BEEN DONE TO THE BEST OF HIS KNOWLEDGE AS FOLLOWS:

JUCESP PROTOCOLO
0.607.947/16-0.
OAS S.A. – under reorganization
CNPJ/MF NO 14.811.848/0001-05
NIRE 35.3.0038001-1

MINUTES OF THE GENERAL EXTRAORDINARY MEETING HELD ON MAR 31, 2016

1. DATE, TIME AND PLACE:  Held on Mar 31, 2016, at 10AM, at the Company’s main office, located in the City of São Paulo, State of São Paulo, at Avenida Francisco Matarazzo, no 1.350, 19° andar, sala 1.902, bairro Água Branca, CEP 05001-100.

2. CALL:  The call was published in the Official Daily Gazette of the State of São Paulo, Business Section, in its issues of 18, 19 and 22 of March of 2016, in pages 105, 33 and 105, respectively, and in the Diário Comércio Indústria & Serviços, in its issues of 18, 19 and 22 of March of 2016, in pages 19, 03 and 12, respectively, in the terms of article 124 of Law 6.404, of December 15, 1976 (“LSA”).

3. PRESENCE:  Shareholders representing ninety per cent (90%) of the total capital and voting stock of the Company, as verified by the signature contained in the Shareholders’ Attendance Book of the Company.

4. CHAIRMAN:  Mr. Josedir Barreto dos Santos assumed the chairman position and invited Mr. Filipe Miguel Arantes to be the secretary.

5. AGENDA:  Deliberate on:  (i) the creation of the Board of Directors and resulting reformulation of Company management; (ii) the election of the members of the Board of Directors; (iii) the global annual compensation of Company’s officers; and (iv) consolidation of the Company Bylaws.

6. DELIBERATIONS:  After the agenda was reviewed, the attending shareholder approved the following, without any restrictions:

6.1 Approve the creation of the Board of Directors with resulting reformulation of Company management and its respective attributions and competences.  The Company shall be managed, therefore, by a Board of Directors and a Management Board with powers granted by law and these Bylaws.  Therefore, Chapters III and IV of the Company Bylaws shall be in force with the wordings contained in the consolidated Bylaws attached hereto, renumbered the remaining articles (Annex I).

6.2 Elect to compose the Board of Directors, with term of office unified up to December 31, 2017, permitted the reelection by unified term of office of 2 years in the terms of the Bylaws, (i) Cesar de Araújo Mata Pires, Brazilian, married, civil engineer, bearer of ID Card [RG] no. 611452 SSP/BA, enrolled with the Individual Taxpayer’s Roll [CPF/MF] under no. 056.377.245-04, with domicile at Av. Francisco Matarazzo, n° 1350, 20° andar, CEP 05001-100, in the City and State of São Paulo, for the purposes of §2, of Art. 149 of LSA, elected for the position of effective member of the Board of Directors; (ii) Josedir Barreto dos Santos, Brazilian, married, lawyer, bearer of ID Card [RG] no. 0907478875 SSP/BA, enrolled with the Individual Taxpayer’s Roll [CPF/MF] under no. 837.873.725-04, with domicile at Av. Francisco Matarazzo, n° 1350, 20° andar, CEP 05001-100, in the City and State of São Paulo, for the purposes of §2, of Art. 149 of LSA, elected for the position of effective member of the Board of Directors; (iii) Elmar Juan Passos Varjão Bomfim, Brazilian, married, civil engineer, bearer of ID Card [RG] no. 0199791180 SSP/BA, enrolled with the Individual Taxpayer’s Roll [CPF/MF] under no. 362.283.545-15, with domicile at Av. Francisco Matarazzo, n° 1350, 19° andar, CEP 05001-100, in the City and State of São Paulo, for the purposes of §2, of Art. 149 of LSA, elected for the position of effective member of the Board of Directors; (iv) André de Menezes Maron, Brazilian, divorced, civil engineer, bearer of ID Card [RG] no.489.389-12, enrolled with the Individual Taxpayer’s Roll [CPF/MF] under no. 052.623.215-34, with domicile at Rua Manoel Barreto, no 305, apto. 102, bairro Graça, in the City of Salvador, State of Bahia, for the purposes of §2, of Art. 149 of LSA, elected for the position of effective member of the Board of Directors; and (v) Paulo Roberto Tavares de Almeida, Brazilian, married, accountant, bearer of ID Card [RG] no. 03587893-20 SSP/BA, enrolled with the Individual Taxpayer’s Roll [CPF/MF] under no. 457.858.215-91, with domicile at Av. Bernardo Vieira de Melo, n° 3090, apto. 1801, bairro Piedade, in the City of Jaboatao dos Guararapes, State of Pernambuco, for the purposes of §2, of Art. 149 of LSA, elected for the position of effective member of the Board of Directors.  The Chairman of the Board of Directors shall be elected by the own members of the Board of Directors in deliberation made by simple majority of votes, in the terms of art. 140, I, of LSA and these Bylaws.

6.2.1. The members of the Board of Directors now elected must accept the positions to which they were appointed by signing the instrument of investiture in own book within 30 days counted from the present date in the terms of art. 149 of LSA, when they must expressly declare, for all purposes and legal effects, that they are not prevented, by special law, to exert the company management and were not sentenced (or are under the effect of any sentence) (i) to any penalty that prevents them, even if temporarily, to access public positions; (ii) by crime of bankruptcy, prevarication, bribery, graft, embezzlement; or (iii) by crime against the popular economy, the national financial system, the competition defense norms, consumption relations, public faith or property.

6.3 Establish the global compensation of the members of the Board of Directors, referring to the period from Apr 1, 2016 to the date of the general ordinary meeting of 2017, in up to one million, three hundred and twenty thousand reais (R$ 1,320,000.00).  The Board of Directors, in the terms of its Bylaws, must distribute individually this compensation among the members of the Board.

6.4 In view of the deliberations above, approve the Company Bylaws, which shall be in force with the new wording of Annex I hereof.

7. CLOSURE:  Nothing further to be discussed, the meeting was adjourned.  The present minutes were drawn up, read and found conform, and then signed by all those present.  Desk:  Josedir Barreto dos Santos - Chairman; Filipe Miguel Mantes - Secretary.  Shareholder Present:  CMP Participações Ltda. (by Cesar de Araújo Mata Pires).  The present minutes are drawn up in the form of summary, in the terms of art. 130, paragraph one, of LSA, and is a genuine copy of the original drawn up in own book.

São Paulo, March 31, 2016.
Signed:  [illegible signature]

Josedir Barret() dos Santos – Chairman
Signed:  [illegible Signature]
Filipe Miguel Arantes – Secretary

[Contains stamp of Secretariat of economic development, science, technology and innovation, State of São Paulo, Signed:  [Illegible Signature], I certify the record under no. 296.160/16-7 and it contains bar code]

[Contains stamp of JUCESP, July 1, 2016]

Annex I to the Minutes of the General Extraordinary Meeting of OAS S.A. –under reorganization, held on March 31, 2016.
OAS S.A. –under reorganization
CNPJ/MT n° 14.811.848/0001-05
NIKE 35.3.0038001-1

BYLAWS

Chapter I
Name, Duration, Headquarters, Subsidiaries and Purpose

Art. 1 – OAS S.A. –under reorganization, (“Company”), is an equity company, ruled by the present Bylaws and the legal applicable provisions, particularly Law 6.404, of December 15, 1976, as amended (“LSA”), in force perpetually.

Art. 2 – The Company has main office and jurisdiction at Avenida Francisco Matarazzo, no 1.350, 19° andar, sala 1.902, bairro Água Branca, CEP 05001-100, in the City and State of São Paulo, where its administrative office is located, and can open subsidiaries, branches, and representative offices elsewhere in the country or abroad, through deliberation of the Board of Directors.

Art. 3 – The Company’s purpose is the:  (i) exploration of civil engineering and civil and heavy construction industry, including management and execution of projects and works; (ii) import and export in general; (iii) purchase and sale of materials, machinery and equipment; (iv) purchase and sale of real estate property without brokerage; (v) leasing of real estate property; (vi) utilization and exploration of natural deposit of ores; (vii) dredging and maritime, river and lacustrine transport/navigation; (viii) maintenance and industrial assembly, electrical, electronic, electromechanical and mechanical installations and assemblies; (ix) research, project, development, industrialization, basic industrial technology provision, technical support and technology transfer, production, repair, preservation, revision, conversion, upgrade or maintenance of Defense Strategic Product in the Country, as defined in Law 12.598/12, including the sale and resale only when integrated to the industrial activities above mentioned; and (x) participation as member or shareholder in other companies in Brazil and abroad of any field, and can further constitute and participate in company consortium and open new establishments, branches, subsidiaries in any location of the national territory and abroad.

Chapter II
Capital Stock

Art. 4 – The subscribed capital is of five hundred million reais (R$ 500,000,000.00), divided into five hundred million (500,000,000.00) ordinary, nominative stocks without par value, totally paid in national legal tender.

Art. 5 – The Company stocks shall be entitled to what the Law grants to stocks of each kind.

Paragraph One:  Each ordinary stock is entitled to one vote in the deliberations of the General Meetings.

Paragraph Two:  The Company, in the terms of the Law, can acquire stocks of its issuance to cancel or keep in its treasury for later disposal, through the General Meeting authorization.  Paragraph Three:  The Company can contract, with an institution accredited to issue certificates, the bookkeeping and custody of stock record and transfer books.

Chapter III
Administration

Art. 6 – The Company shall be managed by a Board of Directors and a Management Board with powers granted by Law and these Bylaws.  It shall be represented as claimant and respondent in the terms of Article 17 of the present Bylaws.

Paragraph One:  The compensation of the members of the Board of Directors shall be fixed annually by the General Meeting and the Board of Directors must proceed to its distribution among its members and those of the Board of Directors.

Paragraph Two:  Individuals that fall in the conditions set forth in Paragraph One of Art. 147, of Law 6.404/76, cannot be members of the Board of Directors or the Management Board.

Paragraph Three:  The members of the Board of Directors and Management Board shall take office in the terms set forth in art. 149, of LSA, and the requirements, hindrances, duties, obligations and responsibilities shall be contemplated in the same Law, articles 145 to 158, releasing the obligation to constitute bond to guarantee the management.

Paragraph Tour:  At the end of their terms of office, the members of the Management Board shall remain in their positions until the investiture of new officers elected.

Chapter IV
Board of Directors

Art. 7 – The Board of Directors shall be composed by five (05) effective members, residing in the country or not, namely, a President, elected for unified term of office of two (02) years, permitted the reelection, and that can be dismissed at any time by the General Meeting.

Paragraph One:  In the event that any position in the Board of Directors is vacated or any effective member of the Board of Directors is prevented from working, any member of the Board of Directors of the Company and/or its controlled companies shall be provisionally appointed to the position by the Board of Directors until the General Meeting elects a new effective member of the Board of Directors.  In both cases, the Management Officer shall remain in the position for the remaining unified term of office of the Officer replaced.

Paragraph Two:  In case all positions of the Board of Directors are vacated, Any Director of the Company must call a General Meeting to elect new effective members of the Board of Directors.

Paragraph Three:  The President of the Board of Directors shall be elected by the own members of the Board of Directors in a deliberation taken by simple majority of votes in the first Board meeting.  The term of office of the Board of Directors chairman shall coincide with his term of office.

Art. 8 – The Board of Directors shall meet at least once per quarter in order to review and follow up the financial and operating results of the Company and deliberate on all matters of its competence; and extraordinarily whenever called by its Chairman, in the terms of Article 9 below.

Art. 9 – The meetings of the Board of Directors shall be convened by the Chairman of the Board or, in his absence or temporary hindrance, by any other effective member of the Board of Directors, through written call with minimum advance of seven (07) business days and with presentation of agenda of matters to be discussed and all documents related to the deliberations to be taken.

Paragraph One:  Regardless call formalities set forth in this Article, the meeting attended by all members of the Board of Directors shall be deemed regular.

Paragraph Two:  The Board of Directors meetings shall be held preferably in the Company main offices and chaired by the President of the Board of Directors OR, in his absence or temporary hindrance, by the effective member of the Board of Directors chosen by the majority of votes of those present, who shall indicate the secretary.

Paragraph Three:  It is deemed present in the meeting the Officer that at that time (i) is taking part in the meeting through telephone conference, video conference or any other mean of communication that allows to identify the Officer and the simultaneous communication with the remaining persons present in the meeting, or (ii) has sent his vote in writing via letter or email addressed to the Company in the care of the President of the Board of Directors.

Paragraph Four:  The Board of Directors meetings shall be installed with the presence of the majority of exercising members.

Paragraph Five:  The Board of Directors deliberations shall be deemed validly taken when approved by the affirmative vote of the majority of its members.  In case of tie, upon any impasse between the Directors, the matter object of discussion and impasse shall be decided by the Chairman of the Board of Directors, regardless his individual vote assured in such deliberations.

Paragraph Six:  At the end of each meeting, minutes shall be drawn up and signed by all Officers physically present to the meeting and then transcribed in the Minutes Record Book of the Board of Directors.  The meeting chairman has powers to sign the respective minutes of the Board of Directors Meeting on behalf of the absent Directors.  The vote cast by the Director that remotely takes part in the Board of Directors meeting, or that has expressed it in writing, must equally appear in the minutes to be transcribed to the Minutes Record Book of the Board of Directors.  The copy of the letter or email containing the Director’s vote, as the case can be, must be attached to the book right after transcription of the minutes.

Paragraph Seven:  The minutes of the Board of Management meetings, containing deliberations intended to produce effects before third parties, shall be filed with the Board of Commerce and published.

Art. 10 – The Board of Directors must, besides attributions set forth in the applicable legislation:

(i)	establish the general guidance of Company business;

(ii)	elect and dismiss Company Directors and establish their attributions, observed the Bylaws;

(iii)	insect the management of Directors, review at any time the Company books and papers;

(iv)	convene the General Meeting when deemed convenient;

(v)	state about the management report and the accounts of the Board of Directors; and

(vi)	choose and dismiss independent auditors.

Art. 11 – The Board of Directors can, only for its assistance, at its discretion, establish the installation, on a non-permanent basis, of technical and consultant committees, non-statutory, with defined goals and functions, containing members of the Company management bodies or not.  The committee recommendations shall not have binding nature.

Sole Paragraph:  The Board of Directors must establish the norms applicable to the committees, including rules for composition, management period, compensation and operation.

Chapter V
Management Board

Art. 12 – The Management Board is composed by two (02) Officers, resident in the Country, that can be elected and dismissed at any time by the Board of Directors, with term of office of three (03) years, permitted the reelection, with the following designations:  Financial Director and of Relation with Investors and Legal Director and Corporate Governance.

Paragraph One:  At the end of their terms of office, the Directors shall remain in their positions until the investiture of new Directors.

Paragraph Two:  In case any member of the Management Board is vacated or definitively prevented from his/her position, the alternate shall be elected by the Board of Directors and exercise, when applicable, the functions for the remaining time of the alternate Director.

Art. 13 – The Management Board shall meet, whenever the corporate interests require so, and the meetings shall be convened by any Director by written notice, through letter, email or another mean of communication with reception receipt containing place, date, time and agenda of the meeting.  The calls must, whenever possible, forward the proposals or documents to be discussed or reviewed.

Paragraph One:  The meetings of the Management Board shall be installed with the presence of all its exercising members, and the meeting chairman shall be chose among those present.  It is deemed present in the meeting the Director that, at that time (i) is taking part in the meeting via telephone conference, video conference or any other mean of communication that allows to identify the Director and the simultaneous communication with the remaining persons present in the meeting, or (ii) has sent his vote in writing; and the meeting chairman has powers to sign the respective minutes of the Management Board Meeting on behalf of the absent Director.

Paragraph Two:  The Management Board meetings shall be held preferably in the Company main offices.

Paragraph Three:  The decisions of the Management Board shall be taken via favorable vote of all its members.

Paragraph Four:  In case of tie, upon any impasse between the Directors, the matter object of discussion and impasse shall be decided by the Board of Directors, which shall decide the matter in last level.

Paragraph Five:  All decisions of the Management Board shall be recorded in the minutes drawn up in the respective book of minutes of the Management Board meetings and signed by the members of the Management Board, observed the provision at the end of Paragraph One above.

Chapter VI
Competence of Directors and Representation

Art. 14 – The Directors must, in the limits of their respective attributions:

(i)	propose to the Board of Directors the fundamental guidelines, within the Company goals and targets, for review and deliberation;

(ii)
assure the good corporate business, decide and take all steps required to reach the Company purpose, provided that they are not in the exclusive competence of the General Meeting or the Board of Directors and nor require prior approval under these Bylaws;

(iii)	execute covenants and contract, within the Company purposes, individuals or legal entities of national or foreign public or private law;

(iv)
acquire, encumber and dispose real estate properties, including those of the current assets, provide guarantees and own obligations and any guarantees and obligations of third parties, observed the provision herein;

(v)	approve, within its scope, the criteria related to positions and salaries and the ruling of Company employees;

(vi)
prepare and submit, at the end of each fiscal year, the Financial Statements, in the form LSA, documented with the Independent Auditors’ Opinion, for review by the Board of Directors and Tax Board, if installed, and approval by the General Meeting;

(vii)	prepare the Company budget;

(viii)	install representative offices of the Company in places of interest for business, when necessary;

(ix)	approve norms, regulations and manual of the Company, always informing the Board of Directors and the General Meeting;

(x)
represent the Company as claimant and respondent, in or out-of-court, before any third parties and federal, state or city bodies, and also take all steps required or convenient for business management, respected the limits set forth in law or these Bylaws.

Sole Paragraph:  The acts of any shareholders, Management Directors, Directors or attorneys of the Company, engaging it in obligations related to business or transactions alien to its purpose, are expressly prohibited, being void and null as regards the Company.

Art. 15 – The Financial Director and of Relation with Investors must, among other attributions assigned to him:

(i)	lead, coordinate and control the financial activities of the Company, both of raising and application of funds;

(ii)
coordinate and supervise the management of business information related to sales targets, profitability, budget, cash flow, current account and financial-economic indexes of the Company and its controlled companies;

(iii)	manage the bank accounts and establish the financial movement of the Company bank accounts and supervise these operations in relation to its controlled companies;

(iv)	manage the treasury of the Company and of its controlled companies;

(v)	approve payments and prepare the budget, cash flow, profitability and control spreadsheet of the Company current account;

(vi)	plan and conduct operations with foreign currencies for the Company and its controlled companies;

(vii)	obtain, control and redeem collaterals with financial institutions;

(viii)	plan, guide and supervise the tax-financial planning;

(ix)	review, contract and control loans and financings of the Company and its controlled companies;

(x)	promote the relation with financial institutions and the financial market;

(xi)	assure the Board of Directors and shareholders the access to information on a democratic, clear and accurate basis, including provide information about the Company performance and results;

(xii)	provide information to investors and, if applicable, the market; and

(xiii)	carry out the remaining activities related to its area of performance.

Art. 16 – The Legal Director and of Corporate Governance must, among other attributions assigned to him:

(i)	lead, plan and coordinate contentious and commercial legal activities of the affiliates and controlled companies of the Company;

(ii)
assist affiliates and controlled companies of the Company in the legal aspects, reviewing and interpreting legal texts, laws, jurisprudences and remaining legal documents to optimize the activities of the affiliates and controlled companies of the Company and apply them on behalf of the corporate interests;

(iii)	lead the attorneys under its responsibility in legal matters;

(iv)	review and define strategies in the litigations that the affiliates and controlled companies of the Company are involved with;

(v)
contract lawyers and legal offices to defend the interests of the affiliates and controlled companies of the Company in litigations, consultations and preventively, and he can, for such, but not limited to, execute fee agreements and grant ad judicia power of attorney;

(vi)
propose the Board of Directors and/or shareholders policies and actions to ensure the alignment of management, activities and decision-making processes of the affiliates and controlled companies of the Company with the best practices of Corporate Governance;

(vii)	coordinate, lead and supervise the discussion and development of Corporate Governance projects;

(viii)	recommend to the shareholders actions and policies to be adopted to improve the Corporate Governance of affiliates and controlled companies of the Company.

Art. 17 – Observe the exception contained herein, including in Paragraphs Two, Three and Four below, the management acts and operations of the business that result in responsibility or obligation for the Company, or that exempt it from obligations with third parties, can be practiced by (i) any Director severally; or (ii) one (01) attorney severally, observed provision in paragraphs hereof as regards the appointment of attorneys.

Paragraph One:  With exception of assumptions contained in Paragraph Two and Three below, the Company can, through signature of any Director severally, constitute lawyers, granting them specific management powers.  Such specific powers shall be granted for a period of time not superior to two (02) years, with exception of the powers of clause “ad judicia” or for the defense of Company interests in administrative proceedings, which can be granted for indefinite term.

Paragraph Two:  It is established that the acts below shall rely on an isolated signature:  (a) of the Financial Director and of Relation with Investors; or (b) of one (01) attorney appointed severally by the Financial Director and of Relation with Investors, in the limits of powers granted to him:

(i)	Company representation before financial institutions, taking all and any step referring to the movement of its current accounts and financial applications;

(ii)	execution of loan, financing, derivative, credit assignment agreements and all and any financial agreement and respective guarantees;

(iii)	issuance and endorsement of trade acceptance bills for the effects of rebate, guarantee or charge, signature of bordereau, reception and discharge on trade acceptance bills issued by the Company;

(iv)
granting of aval guarantee and/or guarantee, including letters of credit, bank guarantee and bond insurance, except guarantees granted in rental agreements, which allow the isolated representation by any Director;

(v)	Company representation before agents of the financial housing system;

(vi)	acquisition, encumbrance and/or disposal of shares or stocks of companies in which the Company, or companies of its economic group, takes part, in order to guarantee its projects or loans; and

(vii)	disposal, acquisition and/or encumbrance of real estate properties on behalf of the Company, in order to guarantee the funding of projects or loans.

Paragraph Three:  It is established that the acts below shall rely on an isolated signature:  (a) of the Legal Director and of Corporate Governance; or (b) of one (01) attorney appointed severally by the Legal Director and of Corporate Governance, in the limits of powers granted to him:

(i)	Company representation before legal institution, taking all and any act referring to the performance in and out-of-court litigations that the Company is involved in; and

(ii)
contracting of lawyers and legal offices to defend the interests of the Company in litigations, consultations and preventively, and he can, for such, but not limited to, execute fee agreements and grant ad judicia power of attorney or for the defense of Company interests in administrative proceedings.

Paragraph Four:  The practice of the following acts relies on the prior and written approval of shareholders representing the majority of the capital stock:

(i)	disposal, acquisition and/or encumbrance of real estate properties, except in order to guarantee the funding of projects or loans.

(ii)
disposal, acquisition and/or encumbrance of stocks, except in order to guarantee funding of projects that the Company or affiliates and/or controlled companies take part in, directly or indirectly, as member or shareholders;

(iii)
granting of aval guarantee, guarantee and dation of assets in guarantee for business alien to the corporate purpose, or to companies in which the Company has no participation, directly or indirectly, as member or shareholder;

(iv)	execution of agreements of shareholders, quotaholders and/or of investments;

(v)	guidance of Company vote in the companies in which the Company has interest as regards matters contained in the present Paragraph and Article 2 below; and

(vi)	approval by the Company of matters contained in the present Paragraph and Article 22 below as regards the companies in which the Company has interest.

Chapter VII
Tax Board

Art. 18 – The Tax Board shall only be installed in the fiscal years in which it is called upon deliberation of the shareholders, as set forth in Law.

Art. 19 – The Tax Board, when installed, shall be composed by at minimum three (03) and at maximum five (05) members and for equal number of alternates, elected by the General Meeting of Shareholders, being permitted the reelection, with attributions and terms of office set forth in Law.

Paragraph One:  The compensation of the members of the Tax Board shall be established by the General Meeting of Shareholders that elect them.

Paragraph Two:  The requirements, prohibitions, investitures, obligations, duties and responsibilities set forth by LSA, articles 161 to 165, its paragraphs, items and letters are applied to the Tax Board as regards election.

Chapter VIII
General Meetings

Art, 20 – Respected the legislation in force, the General Meeting shall be convened as follows:

(i)	by the Chairman of the Board of Directors or, in his absence or temporary impossibility, by any other effective member of the Board of Directors; or

(ii)	by the persons legally qualified in the terms LSA.

Paragraph One:  The General Meeting works shall be conducted by a desk composed of chairman and secretary, chosen by the present shareholders.

Paragraph Two:  The Meetings shall be held and deliberations taken based on quorums set forth in the legislation in force.

Art. 21 – The General Meetings shall be conducted:

(i)	ordinarily and annually, as set forth in Article 132 of LSA, in the four first months subsequent to the end of fiscal year; and

(ii)	extraordinarily, whenever the corporate interests require so.

Sole Paragraph:  The set of shareholders and groups of foreign shareholders cannot exercise in each general meeting number of votes superior to two thirds (2/3) of the total of votes that can be exercised by the Brazilian shareholders present.

Art. 22 – The General Meeting must, besides other matters indicated in law or herein:

(i)	amend the present Bylaws;

(ii)	election and dismissal of members of the Board of Directors and establishment of its competences;

(iii)	establishment and change of compensation of Directors and criteria of participation in the Company profits;

(iv)	approval of accounts and financial statements;

(v)	issuance of debentures;

(vi)	evaluation of assets that the shareholder competes to build the capital stock;

(vii)	transformation, merger, takeover and spin-off of the Company;

(viii)	filing for bankruptcy, court or out-of-court reorganization, dissolution, liquidation or cessation of liquidation of the Company;

(ix)	destination of net profit and dividend distribution;

(x)	change of characteristics, rights or advantages of existing stocks and creation and issuance of other classes and kinds of stocks; and

(xi)	reduction of mandatory dividend.

Chapter IX
Fiscal Year, Profits and Dividends

Art. 23 – The fiscal year shall begin on January 1 and end on December 31 of each year.  At the end, the balance sheet and financial statements shall be prepared as required by law.

Art. 24 – Accrued losses, if any, and provision for Tax Income shall be deducted from the year’s result assessed in the terms of legislation in force.

Art. 25 – After deductions mentioned in the prior Article, the General Meeting can attribute to the officers and employees a participation on the remaining profits, respected the legal proportions.

Art. 26 – The balance, after deduced the participation in the result, shall configure the year’s net exercise, which shall be object of proposal to the General Meeting, and have the following destination:

(i)	five per cent (5%) for the constitution of Legal Reserve, which shall not exceed twenty per cent (20%) of the Capital Stock;

(ii)	formation of Reserves for Contingencies, if necessary;

(iii)	constitution of Reserves of Profit to Realize, if applicable, in the terms set forth by the legislation;

(iv)
paymenet of annual mandatory dividends of at minimum twenty-five per cent (25%) on the year’s net profit, adjusted in the form of law according to the deductions set forth in items (i), (ii) e (iii) above; and

(v)	the General Meeting shall resolve the destination of remaining balance of the year’s net profit.

Art. 27 – The Company can assess monthly balances and decide the payment of dividends related to them.

Sole Paragraph:  The Management Board can declare intermediate dividends to the account of profit reserve verified in the Balance.

Chapter X
Liquidation

Art. 28 – The Company shall be liquidated in the terms set forth in the Law, and the General Meeting must elect the liquidator and the members of the Tax Board that must work in the liquidation period, establishing their compensation.

Chapter XI
General Provisions

Art. 29 – The Company is ruled by the Brazilian legislation applicable to joint-stock companies, provisions contained herein and the Shareholders’ Agreement entered on by the shareholders.

It matches the original drawn up in own book.
São Paulo, March 31, 2016
Signed:  [illegible signature]
Josedir Barreto dos Santos
Chairman
Signed:  [illegible signature]

Filipe Miguel Arantes
Secretary

[Perforation of JUCESP – Commerce Registry in the State of São Paulo dated on 07 01 16 on every page of the original document]

[Contains initials in all pages]

IN WITNESS THEREOF, I SET MY HAND IN THE CITY OF SÃO PAULO, STATE OF SÃO PAULO, FEDERATIVE REPUBLIC OF BRAZIL.

São Paulo, April 07, 2017.